EXHIBIT 1

PURCHASE AGREEMENT

This Agreement is made this 18th. day of April, 2024, by and between Azuna Health, LLC., a Nevada LLC (“Azuna” or “Seller”) with its principal offices in Las Vegas, Nveada, and Bioadaptives, Inc., a Delaware corporation (“Bioadaptives” or “Buyer”) with its principal offices in Las Vegas, Nevada.

WHEREAS, Seller is the exclusive owner of an inventory of over 25,000 units of a medical device for lung health and breathing and associated with its brand names Lung Flute™ or Lung Cleanser™;

WHEREAS, Buyer has long-standing business relationships in the marketing of such individually or as a conjunct to their health products;

WHEREAS, Buyer acknowledges that seller’s product is proprietary and constitute trade secrets within the meaning of the Defend Trade Secrets Act of 2016, and various state laws, and that its product is protected under the Copyright Act of 1976 and the Trademark Act of 1946, and certain state laws, and that the parties have mutual obligations as part of this Agreement to maintain the secrecy of or other protections relative to Seller’s intellectual property.

NOW THEREFORE, all premises considered, and in consideration of the various promises, representations, warranties, and payments described herein, the Parties contract as follows:

A. Payment:

1.	Seller grants and Buyer accepts the payment of 1,000,000 shares of Bioadaptives Series C Preferred Stock, which shall be delivered to Seller or its assigns at Seller’s instructions

B. Product:

1.	The following products are covered by this Agreement:

•	2,200 units of Lung Flute with Japanese instructions each individually packed in plastic bag; valued at US$ 6 per unit

•	3,500 units of Lung flute that have been put together but not packed valued at US$4 per unit

•	20,000 units of Horn and Mouthpiece that are separate and not put together , valued at US$ 3 per unit

•	85000 reeds valued at US$ 10,000

C. Relationship of the Parties.

The Parties hereto expressly understand and agree that their relationship is that of independent buyer and seller; and that each Party is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection with this Agreement.  Neither Party nor its agents or employees are the representatives of the other Party for any purpose and neither Party has the power or authority as agent, employee or any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.  Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or formal business entity of any kind, nor shall either of the Parties hereto be deemed a joint venturer or partner or agent of the other.  Neither Party shall claim any status; which is contrary to the foregoing terms of this Agreement regarding the relationship of the Parties.  Neither Party shall become liable by reason of any representation, act, or omission of the other contrary to the provisions hereof.

a. Notices. Notices under this Agreement shall be sufficient if in writing and delivered to addressee by email at the addresses provided below.

b. Construction. The Parties acknowledge and agree that this Agreement has been drafted and prepared through the efforts of both Parties and the rule of construction that any vague or ambiguous terms are to be construed against the Party drafting such terms shall not be applied to either Party to this Agreement.

c. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada. In the event of a dispute regarding this Agreement or the respective rights of the Parties hereunder, the Parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Las Vegas, Nevada, and in the event litigation results with respect thereto, the Parties agree to be individually responsible for their own attorney’s fees, court costs, and all other expenses.

d. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, documents, agreements and prior course of dealing, and shall not be effective until signed by both Parties

e. Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended or modified and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the Parties. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

f. Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

g. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

h. Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

“Buyer”	“LICENSOR”

BioAdaptives, Inc.	Azuna Health, LLC

/s/Edward Jacobs, Jr	/s/Sean Perkins
Edward Jacobs, Jr	Sean Perkins
By:	By:
Director and CEO	Managing Member

Its:	Its:
BioAdaptives, Inc.	Azuna Health, LLC
2620 Regatta Drive, Suite 102	2300 W. Sahara Drive, Suite 800
Las Vegas, Nevada, 89128	Las Vegas, Nevada, 89102

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